Exhibit 1U-3

Attachment to Certificate of Merger Amendment of Articles of Incorporation of SPARTAN PARTNERS CORPORATION ARTICLE III AUTHORIZED STOCK A. The Corporation shall have the authority to issue (i) 60,000 shares of Class A Common Shares (the "Common Shares"), (ii) 600,000 shares of Class B Exchangeable Shares (the "Exchangeable Shares"). B. The holders of shares of Common Shares, voting together as a single class, shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Shares held. The holders of shares of Exchangeable Shares shall not have any right to vote unless required to have a vote under the Act. C.The Exchangeable Shares are redeemable for Exchangeable Units of Spartan Partners Holdings, LLC, a Michigan limited liability company pursuant to the terms and conditions of the Shareholder Agreement dated September 12, 2019 by and among the Company and its shareholders. DETROIT 85812-1 1511273vl